Exhibit 2.1

Execution Version

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to that certain Agreement and Plan of Merger (this “Amendment”) is made and entered into as of June 16, 2023 (the “Amendment Effective Date”) by and among (i) First Light Acquisition Group, Inc. a Delaware corporation (the “Purchaser”), (ii) First Light Acquisition Group, LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of the Purchaser (other than the Company Security Holders (as defined in the Merger Agreement) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) Allan Camaisa, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined in the Merger Agreement) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”) and (iv) Calidi Biotherapeutics, Inc., a Nevada corporation (the “Company”). The Purchaser Parties, the Purchaser Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of January 9, 2023 (the “Merger Agreement”);

WHEREAS, the Parties entered into Amendment No. 1 to that certain Agreement and Plan of Merger, dated as of February 9, 2023 (the “Amendment No. 1”);

WHEREAS, pursuant to Section 9.9 of the Merger Agreement, the Merger Agreement may be amended by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative; and

WHEREAS, the Parties hereby desire to amend the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Merger Agreement.

2.	Amendments to Merger Agreement.

a.	Section 1.19 of the Merger Agreement is amended hereby to include the following new paragraph (c):

“(c) To the extent that there are Purchaser Continuation Shares that are not issued to the Non-Redeeming Purchaser Stockholders pursuant to Section 1.19(a) (the “Unused Purchaser Continuation Shares”), the Purchaser may designate for issuance at or prior to the Closing some or all of the Unused Purchaser Continuation Shares as an incentive for any PIPE Investment or in connection with another equity or debt-linked security investment in the Purchaser or the

Company that facilitates the Closing and/or the post-Closing liquidity of the Purchaser and its Subsidiaries.”

b.	Section 6.2(e) of the Merger Agreement is deleted in its entirety and replaced with the following:

“Purchaser Shares of Class B Common Stock and Purchaser Private Warrants. The Purchaser shall have provided documentary evidence, satisfactory to the Company, that, with respect to the Sponsor Incentive Securities, each of the Sponsor and Metric has transferred such Sponsor Incentive Securities (i) as incentives (x) to investors in the PIPE Investment and/or (y) in connection with any Sponsor-Assisted Permitted Company Equity Issuance, or (ii) to pay Expenses or otherwise reduce costs incurred in connection with the Transaction, or in connection with other pre-Closing operating costs of the Purchaser. With respect to any Sponsor Incentive Securities that are not transferred in accordance with the immediately preceding sentence, the Purchaser shall have provided documentary evidence, satisfactory to the Company, that such Sponsor Incentive Securities have been cancelled by the Purchaser without further consideration.”

c.	Article X. Definitions. Article X is amended as follows:

i.	The definition of “Adjusted Merger Consideration” is deleted in its entirety.

ii.	The definition of “Fully Diluted Shares” is deleted in its entirety and replaced with the following:

““Fully-Diluted Company Shares” means the total number of issued and outstanding shares of Company Common Stock outstanding immediately prior to the Effective Time after giving effect to the Company Convertible Securities Conversion or otherwise treating Company Convertible Securities (other than Company Options) on an as-converted to Company Common Stock basis, but excluding any Company Securities described in Section 1.9(b).””

iii.	The definition of “Per Share Price” is deleted in its entirety and replaced with the following:

““Per Share Price” means an amount equal to (i) the Merger Consideration, divided by (ii) the Fully-Diluted Company Shares.””

iv.	The definition of “Permitted Company Equity Issuance” is deleted in its entirety and replaced with the following:

““Permitted Company Equity Issuance” means an offering of Company Common Stock (through SAFEs or otherwise) or Company convertible notes or Preferred Stock convertible in either case into Company Common Stock upon the consummation of the Merger, or any combination thereof, on commercially reasonable price and terms consistent with past practices in an aggregate amount up to $40,000,000 during the Interim Period.””

v.	The definition of “Sponsor-Assisted Permitted Company Equity Issuance” is deleted in its entirety and replaced with the following:

““Sponsor-Assisted Permitted Company Equity Issuance” means a Permitted Company Equity Issuance, which involves the transfer by Sponsor of Purchaser Class B Common Stock or Purchaser Private Warrants, or other equity of Purchaser held by the Sponsor to the purchaser of such equity of the Company in the Permitted Company Equity Issuance. Notwithstanding the definition of Unassisted Permitted Company Equity Issuance, to the extent that the Series B Financing is consummated, the Series B Financing shall be deemed to be a Sponsor-Assisted Permitted Company Equity Issuance under this definition.””

vi.	The following definition of “Metric” is added immediately following the definition of “Merger Sub Common Stock”:

“Metric” means Metric Finance Holdings I, LLC.

vii.	The following definition of “Series B Financing” is added immediately following the definition of “Securities Act”:

““Series B Financing” means the equity financing contemplated by the Company substantially in accordance with the terms set forth in the executed term sheet entitled “Term

Sheet for Series B Preferred Stock Financing of Calidi Biotherapeutics, Inc.” dated May 30, 2023, delivered by the Company to the Purchaser.””

viii.	The following definition of “Sponsor Incentive Securities” is added immediately following the definition of “Sponsor”:

““Sponsor Incentive Securities” means twenty five percent (25%) of the shares of Purchaser Class B Common Stock and one hundred percent (100%) of Purchaser Private Warrants held by the Sponsor and Metric.””

ix.	The definition of “Unassisted Permitted Company Equity Issuance” is deleted in its entirety and replaced with the following:

““Unassisted Permitted Company Equity Issuance” means a Permitted Company Equity Issuance that does not involve the transfer by the Sponsor of Purchaser Class B Common Stock or Purchaser Private Warrants, or other equity of Purchaser held by the Sponsor to the purchaser of such equity of the Company in the Permitted Company Equity Issuance, except that to the extent that the Series B Financing is consummated, with or without the transfer by Sponsor of Purchaser Class B Common Stock or Purchaser Private Warrants, or other equity of Purchaser held by the Sponsor, the Series B Financing shall be deemed to be an Unassisted Permitted Company Equity Issuance under this definition.””

3.

Effect on the Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect, and the Merger Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects. From and after the Amendment Effective Date, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import, or to any provision of the Merger Agreement, as the case may be, shall be deemed to refer to the Merger Agreement or such provision as amended by this Amendment, unless the context otherwise requires. References in the Merger Agreement and this Amendment to the “date hereof” or the “date of this Agreement” shall be deemed to refer to January 9, 2023.

4.	Miscellaneous. Article IX of the Merger agreement is incorporated herein by reference, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

The Purchaser:

FIRST LIGHT ACQUISITION GROUP, INC.

By:	/s/ Thomas A Vecchiolla
Name: Thomas A. Vecchiolla
Title: Chief Executive Officer

The Company:

CALIDI BIOTHERAPEUTICS, INC.

By:	/s/ Allan Camaisa
Name: Allan Camaisa
Title: Chief Executive Officer

The Seller Representative:

/s/ Allan Camaisa
Allan Camaisa

Purchaser Representative:

FIRST LIGHT ACQUISITION GROUP, LLC

By:	/s/ William J. Weber
Name: William J. Weber
Title: Manager